[LETTERHEAD OF RICHARD F. OBER, JR., EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

July 26, 1995

UJB Financial Corp.                                                    EXHIBIT 5
301 Carnegie Center
P.O. Box 2066
Princeton, New Jersey 08543

     Re: Registration Statement on Form S-8 of UJB Financial Corp. Relating to 409,663 Shares of UJB Financial Corp. Common Stock Issuable in Connection with the Converted BNJ Stock Option Plan of UJB Financial Corp.

Gentlemen:

     This opinion is given in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by UJB Financial Corp. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to an aggregate of 409,663 shares of the Company's Common Stock, par value $1.20 per share (the "Shares"), to be issued to holders of director and employee stock options and limited rights under the Converted BNJ Stock Option Plan of UJB Financial Corp. (the "Plan") upon the exercise thereof. The converted stock options originally granted to directors and employees of Bancorp New Jersey, Inc. ("BNJ") or an affiliate of BNJ and the converted limited rights granted to employees of BNJ or its affiliates were granted under director and employee stock option plans of BNJ and were converted into stock options and limited rights with respect to the Company's Common Stock in connection with the merger of BNJ with and into the Company, pursuant to an Agreement and Plan of Merger dated January 19, 1995 (the "Merger Agreement"). The limited rights granted to former directors of BNJ under the Plan were granted pursuant to terms of the Merger Agreement.

     I have acted as counsel for the Company in connection with the filing of the Registration Statement. In so acting, I have made such investigation, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and instruments as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In connection therewith I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies. As to questions of fact material to such opinion, I have relied upon representations of officers or representatives of the Company.

     Based upon the foregoing, I am of the opinion that the Shares registered pursuant to the Registration Statement and to be issued upon the exercise of employee stock options and limited rights under the Plan will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to any and all references to me in the Prospectus which is part of said Registration Statement, should there be any.

                                   Very truly yours,

                                  /s/ RICHARD F. OBER, JR.